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                                                                    EXHIBIT 12.1
AMAZON.COM, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                                          FOR THE
                                                                                                          PERIOD FROM
                                             THREE MONTHS                                                 JULY 5, 1994
                                                ENDED                                                     (INCEPTION) TO
                                              MARCH 31,               YEAR ENDED DECEMBER 31,             DECEMBER 31,
                                                1998           1997           1996           1995           1994
                                              --------       --------       --------       --------       --------
                                                                        (IN THOUSANDS)
FIXED CHARGES:
Interest expense, including
  amortization of debt expense                $  2,025       $    279       $     --       $     --       $     --

Assumed interest element
  included in rent expense                         167            666             85              4             --
                                              --------       --------       --------       --------       --------

Total Fixed Charges                           $  2,192       $    945       $     85       $      4       $     --
                                              ========       ========       ========       ========       ========


EARNINGS:
Income (loss) from continuing operations
  before income taxes                         $ (9,259)      $(27,590)      $ (5,777)      $   (303)      $    (52)

Fixed charges per above                          2,192            945             85              4             --
                                              --------       --------       --------       --------       --------

Total Earnings                                $ (7,067)      $(26,645)      $ (5,692)      $   (299)      $    (52)
                                              ========       ========       ========       ========       ========

DEFICIENCY OF EARNINGS AVAILABLE TO
  COVER FIXED CHARGES                         $ (9,259)      $(27,590)      $ (5,777)      $   (303)      $    (52)
                                              ========       ========       ========       ========       ========
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